Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145460, No. 333-146418, No. 333-148499 and No. 333-152723) and Form S-8 (No. 333-145872, No. 333-150056 and No. 333-161682) of SulphCo, Inc. of our reports dated  February 25, 2010, relating to the balance sheets of SulphCo, Inc. as of December 31, 2009 and 2008, and the related statements of operations, cash flows, and changes in stockholders’ equity (deficit) for the three years in the period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which appear in this Form 10-K.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

February 25, 2010